Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors
OceanFirst Financial Corp.:

We consent to the incorporation by reference in the Registration Statement (No. 333-34145) on Form S-8 of OceanFirst Financial Corp., of our report dated June 19, 2017, with respect to the statement of net assets available for plan benefits of the Retirement Plan for OceanFirst Bank as of December 31, 2016 and December 31, 2015, the related statement of changes in net assets available for plan benefits for the years then ended, and the Supplemental Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2016, which report appears in the December 31, 2016 Annual Report on Form 11-K of the Retirement Plan for OceanFirst Bank.

/s/Mazars USA LLP (formerly WeiserMazars LLP)

Edison, NJ
June 19, 2017